EXHIBIT 5.1

Biohaven Pharmaceutical Holding Company Ltd. Kingston Chambers P.O. Box 173 Road Town, Tortola British Virgin Islands
1 March 2021

Dear Sirs
Biohaven Pharmaceutical Holding Company Ltd. (the "Company")
We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "SEC Act"), as amended (the "Registration Statement"), in respect of the issue of up to 4,512,303 common shares of no par value in the Company (the "2017 EIP Shares") pursuant to the Company's 2017 Equity Incentive Plan (the "Incentive Plan") and up to 1,123,853 common shares of no par value in the Company (the "SP Shares" and, together with the 2017 EIP Shares, the "Shares") pursuant to the Company's 2017 Employee Share Purchase Plan (the "Share Purchase Plan" and, together with the 2017 Incentive Plan, the "Plans").
1    Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1    The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 26 February 2021, including the Company's Certificate of Incorporation and its Memorandum and Articles of Association (the "Memorandum and Articles").
1.2    The records of proceedings on file with and available for inspection on 26 February 2021 at the British Virgin Islands High Court Registry (the "High Court Registry").
1.3    The minutes of the meeting of the board of directors of the Company held on 21 April 2017 (the "2017 Resolutions"), the written resolutions of the board of directors passed on 1 January 2018 (the "2018 Resolutions") and the written resolutions of the board of directors passed on 1 January 2019 (the "2019 Resolutions", the written resolutions of the board of directors of the Company passed on 1 January 2021 (the "January 2021 Resolutions"), the written resolutions of the board of directors of the Company passed on 1 March 2021 (the "March 2021 Resolutions", and together with the 2017 Resolutions, the 2018 Resolutions, the 2019 Resolutions, the January 2020 Resolutions, and the June 2020 Resolutions, the "Resolutions").

and together with the 2017 Resolutions and the 2018 Resolutions, the "Resolutions").
1.4    A Certificate of Incumbency dated 26 February 2021, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").
1.5    The Registration Statement.
1.6    The 2017 Incentive Plan
1.7    The Share Purchase Plan.
2    Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registered Agent's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1    Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2     All signatures, initials and seals are genuine.
2.3    The Memorandum and Articles remain in full force and effect and are unamended.
2.4    The 2017 Resolutions are a true and correct record of the proceedings of the meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meeting have not been amended, varied or revoked in any respect. The 2018 Resolutions, the 2019 Resolutions, the January 2021 Resolutions and the March 2021 Resolutions were each signed by all the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests in the Registration Statement, and have not been amended, varied or revoked in any respect.
2.5    That all actions required to be taken pursuant to the Resolutions have been, or will be, taken and any limitations on the issuance of Shares pursuant to the Resolutions have been, or will be, complied with.
2.6    The members of the Company have not restricted or limited the powers of the directors of the Company in any way.
2.7    No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.
2.8    The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.
2.9    That the issuance of the Shares is permitted under the Plans as a matter of the laws of Delaware and that such issuance does not breach any limit on the number of common shares authorised to be issued under each such Plan or the Memorandum and Articles of the Company.
2.10    That, on the date of this legal opinion, the Company has in issue 61,918,940 common shares of no par value, all of which shares of the Company are duly authorised and validly issued as full paid and non-assessable.

2.11    There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3    Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the issue of the Shares by the Company as contemplated by the Plans has been authorised, and when issued and paid for in the manner described in the Plans and in accordance with the Resolutions, such Shares will be legally issued, fully paid and non-assessable, provided that, to the extent that any Shares are to be issued, in whole or in part, for non-cash consideration, the Company passes a resolution of directors in respect of such Shares stating:
(a)    the amount to be credited for the issue of such Shares; and
(b)    that, in their opinion, the present cash value of the non-cash consideration and cash consideration, if any, is not less than the amount to be credited for such Shares.
4    Qualifications
The opinions expressed above are subject to the following qualifications:
4.1    Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).
4.2    Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
4.3    In this opinion, the phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.
This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder